                                                                    EXHIBIT 99.2

(BELDEN LOGO)

                                                       Belden Inc.
                                                       7701 Forsyth Boulevard
                                                       Suite 800
                                                       St. Louis, Missouri 63105
                                                       (314) 854-8000


linking people and technology
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NEWS RELEASE
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FOR IMMEDIATE RELEASE

February 5, 2004

                BELDEN ANNOUNCES RESULTS FOR FOURTH QUARTER 2003

Belden Inc. (NYSE:BWC), a leading provider of specialty wire and cable, announced today that revenues for the fourth quarter ended December 31, 2003, were $208.6 million, compared with revenues of $199.1 million in the fourth quarter of 2002. Revenue in the fourth quarter of 2003 benefited by $10.3 million from the effects of currency translation and from the October 31, 2002 acquisition of the Norcom communications cable business.

In the fourth quarter of 2003, the company recorded a non-cash impairment charge of $92.4 million pretax, or $2.36 per diluted share, related to the North American assets of its Communications Segment. The charge is related to a decision of the Board of Directors to seek strategic alternatives for this portion of the Communications Segment, which has experienced falling demand and operating losses for the past two years. The Communications Segment provides exchange cable, service wire, and other wire and cable products to wireline telecommunications service providers.

For the fourth quarter of 2003, Belden recorded a net loss of $58.5 million or $2.32 per diluted share, including the impairment charge. Also included in the quarter's results were income of $3.0 million pretax ($0.07 per share after tax) under a sales incentive agreement with a private-label customer, and charges of $1.6 million pre-tax ($0.04 per share after tax) for employee severance. In 2002, the Company's fourth-quarter net loss was $24.5 million, or $0.99 per share, which included income of $11.1 million before tax ($0.30 per diluted share) from the payment under the private-label contract and charges of $44.7 million before tax ($1.32 per diluted share) for severance, asset impairment and other costs related to Belden's exiting certain non-strategic product lines.

Cash flow from operations was $33.5 million in the fourth quarter of 2003, resulting primarily from reductions in working capital. Cash as of December 31, 2003 was $95.0 million, compared with $19.4 million at December 31, 2002. Capital expenditures in the 2003 fourth quarter were $2.7 million and for the full year were $16.7 million. Depreciation and amortization for the full year were $35.8 million.

FULL-YEAR 2003 RESULTS

For the full year 2003, Belden's revenues were $826.5 million, compared with $813.3 million in 2002. The revenue comparison benefited by $35.5 million in 2003 from currency translation and from the acquisition of the Norcom business (12 months revenue in 2003 versus 2 months revenue in 2002). The net loss for the year 2003 was $60.7 million, or $2.41 per diluted share, including asset impairment charges of $92.8 million, severance charges of $6.5 million, and bad debt expense of $0.6 million related to the sudden bankruptcy of an Asian distributor, all pre-tax amounts which together amount to $2.56 per share after tax, and private-label sales incentive income of $3.0 million or $0.07 per share. The net loss for the year 2002 was $15.9 million, or $0.64 per diluted share, which included income of $11.1 million before tax ($0.30 per diluted share) from the payment under the private-label contract and charges of $44.7 million before tax ($1.32 per diluted share) for severance, asset impairment and other costs related to Belden's exiting certain non-strategic product lines.

MANAGEMENT COMMENT

C. Baker Cunningham, Belden's Chairman, President and Chief Executive Officer, stated, "Despite four years of relentless achievement in cost reduction, our North American communications business has continued to generate losses because industry demand has fallen by half from the peak in 2000. Clearly, further realignment of capacity in this market is needed, prompting our decision to seek strategic alternatives for this business.

"In most other parts of our business, we have been able to generate healthy operating profits--for example, in our North American electronics markets and our European telecom cable operation," Mr. Cunningham continued. "We are also pleased with the results of our 2003 cash accumulation program which has provided us with substantial funds to reduce our long-term debt in 2004 and to continue to invest in the business.

"One consequence of improving cash flow through inventory reduction is that we have been producing below the level of sales and reducing plant utilization, which hurt our profits by $0.09 per share in the fourth quarter and $0.22 for the full year," Mr. Cunningham said. "Furthermore, there is a lag in passing through the rising cost of copper and other materials in our pricing, whether through contracts or through pricing actions we initiate. We have increased prices in all segments of the business, but we estimate that in the fourth quarter the lag in recouping the cost of copper added about $4 million pretax to our costs, or $0.10 per diluted share."

"In addition to our cash accumulation program and the reduction in working capital, we achieved several other key objectives during 2003 that will position us well for the future," said Mr. Cunningham. "We exited a number of nonstrategic products. We consolidated our manufacturing capacity by closing three plants. We secured a new line of credit. We renewed our arrangements with British Telecom and Bell Canada. The company is much leaner as we head into 2004."

ELECTRONICS SEGMENT

Revenues of the Electronics Segment in the fourth quarter of 2003 were $141.5 million, compared with revenue in the fourth quarter of 2002 of $142.6 million. North American electronics revenue was flat compared with a year ago. European electronics revenue fell, despite the benefit of currency translation effects, which totaled $7.8 million for the Electronics Segment. Fourth-quarter 2003 revenue for the segment rose sequentially from $137.5 million in the third quarter, with the increase occurring in North America and with Europe flat.



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

Operating profit for the Electronics Segment for the fourth quarter of 2003 was $10.2 million, or 7.2 percent of sales. This includes $1.1 million in severance charges related to personnel reductions, mostly in North America, in the quarter. In Europe, operating profit was hurt by lower-than-expected sales and by retraining and other costs associated with the consolidation of manufacturing operations.

For the full year 2003, Electronics Segment revenues were $553.7 million, compared with $567.1 for the year 2002. The impact of currency translation on the segment's revenues in 2003 was $28.9 million favorable. Operating profit for the segment for the year 2003 was $32.2 million, including severance charges ($6.0 million), a bad debt charge related to the sudden bankruptcy of an Asian distributor ($0.6 million), and asset impairment ($0.4 million). In 2002, the full-year operating profit for the Electronics Segment was $11.3 million after fixed asset impairment charges of $17.5 million and charges of $12.0 million for severance and the exit of certain product lines.

COMMUNICATIONS SEGMENT

Revenues of the Communications Segment in the fourth quarter of 2003 were $67.1 million, compared with revenues of $56.5 million in the fourth quarter of 2002. Both North American and European segment sales were better than a year ago. Currency translation effects contributed $2.6 million of revenue improvement, and the fact that Belden had revenue from the October 31, 2002 acquisition for three months of the quarter in 2003 instead of two months in 2002 also contributed to the improvement. Sequentially, North American Communications sales were lower than in the third quarter due to seasonality, but European Communications revenues improved due to higher sales to British Telecom.

The Communications Segment recorded a fourth-quarter 2003 operating loss of $95.6 million including the $92.4 million charge for the impairment of intangible assets and fixed assets of the North American operations of the segment. Results for the quarter also included severance costs of $0.5 million incurred in Europe and income of $3.0 million from a sales incentive contract with a private-label customer. In the fourth quarter of 2002, the Communications Segment's operating loss was $6.1 million, including $15.2 million of fixed asset impairment losses and income under the private-label take-or-pay agreement of $11.1 million.

For the year 2003, revenues of the Communications Segment were $272.8 million, compared with revenues of $246.2 million in 2002. The benefit of currency translation in 2003 over 2002 was $6.7 million for the segment, and the revenue of the October 31, 2002 acquisition for the first 10 months of 2003 also helped 2003 revenues. The operating loss of the Communications Segment was $104.5 million including the impairment charge of $92.4 million, severance charges of $0.5 million, and income from the sales incentive agreement of $3.0 million. In 2002, the operating loss of the Communications segment was $6.9 million, including $15.2 million fixed asset impairment loss and income under the take-or-pay agreement of $11.1 million.

The North American communications business for which the company is seeking strategic alternatives had revenue of $202.4 million in 2003 and an operating loss of $109.4 million pretax, including the impairment charge and the sales incentive income, or $3.00 per diluted share after tax.

OUTLOOK

"Belden has implemented price increases in most areas of the business to recover the increase in the cost of copper and other material, and these price increases are being realized," said Mr. Cunningham. "Most of the industry seems to be following suit. Pricing will continue to nudge our revenue upwards, but this increase is partially offset by the absence of the discontinued products. With market demand expected to be largely stable, we anticipate that revenue for the year 2004 will increase only a few percentage points compared with 2003. For the first quarter of 2004, we expect sales up one to two percent compared with the first quarter of last year.

"We see several reasons, however, to expect improved profitability in 2004," he continued. "First, we will have a full year of benefit from the significant additional cost-reduction actions we have taken in 2003, including the plant closings and the reductions in force. And, having met our goals on inventory reduction, we expect to be producing at or near the level of demand, which will further help our margins. Because of the impairment charge, our depreciation expense will be $6.6 million lower in 2004 than 2003, adding approximately $0.18 per diluted share to earnings. Partially offsetting these improvements will be higher pension and medical expense. Therefore we are projecting 2004 earnings per share between $0.60 and $0.80. This includes losses of the North American Communications business between $0.05 and $0.20 per share for the year. For the first quarter, we expect total earnings to be around breakeven or slightly better, including the loss from the North American Communications operation. The expected first-quarter results reflect a seasonally slow quarter in communications and further pressure from the lag between material cost increases and our price increases. If metals and other material prices stabilize at current levels, we expect our pricing actions to neutralize this effect by second quarter," Mr. Cunningham concluded.

FORWARD-LOOKING STATEMENTS

The statements set forth under "Outlook" and any statements in this release other than historical facts are "forward-looking statements" made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management's beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company's actual results may differ significantly from these expectations. Some of the factors that may cause actual results to differ from the Company's expectations include general economic conditions, demand for the Company's products, the Company's ability to make strategic changes with respect to its Communications Segment operations in North America, changes in the cost of raw materials including copper, reliance on large customers, changes in foreign currency exchange rates, the outcome of negotiations with third parties, and unexpected events. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise, and disclaims any obligation to do so. For a more complete discussion of factors that might cause the Company's results to differ from management's expectations, please see Belden's 2002 annual report on Form 10-K.

Belden is LINKING PEOPLE AND TECHNOLOGY by designing, manufacturing, and marketing wire, cable, and fiber optic products for the electronic, electrical and communications markets worldwide. To obtain additional information, visit Belden's website at www.belden.com or contact us at the phone number below.

CONTACT:          Dee Johnson, Director, Investor Relations
                  314-854-8054

Following are comparative consolidated income statements for the three- and twelve-month periods ended December 31, 2003 and December 31, 2002, segment information for the same periods, and condensed consolidated balance sheets as of December 31, 2003, and December 31, 2002.

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BELDEN INC.
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CONDENSED CONSOLIDATED BALANCE SHEETS
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
                                                            DECEMBER 31,      December 31,
                                                                    2003              2002
                                                            ------------      ------------
(in thousands)                                               (UNAUDITED)
ASSETS
Current assets
    Cash and cash equivalents                               $     94,967      $     19,409
    Receivables                                                   99,112           109,180
    Inventories                                                  128,460           159,817
    Income taxes receivable                                        1,770             2,428
    Deferred income taxes                                         18,535            15,097
    Other current assets                                           6,547             7,818
                                                            ------------      ------------
        Total current assets                                     349,391           313,749
Property, plant and equipment, less
    accumulated depreciation                                     238,027           337,196
Goodwill, less accumulated amortization                           79,462            79,588
Other long-lived assets                                            6,675            13,006
                                                            ------------      ------------
                                                            $    673,555      $    743,539
                                                            ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Accounts payable and accrued liabilities                $    117,182      $    124,968
    Current maturities of long-term debt                          65,951                --
                                                            ------------      ------------
        Total current liabilities                                183,133           124,968
Long-term debt                                                   136,000           203,242
Postretirement benefits other than pensions                       10,201            10,732
Deferred income taxes                                             44,317            71,470
Other long-term liabilities                                       25,494            25,932
Stockholders' equity
    Preferred stock                                                   --                --
    Common stock                                                     262               262
    Additional paid-in capital                                    39,022            40,917
    Retained earnings                                            237,087           302,900
    Accumulated other comprehensive income/(loss)                  7,461           (17,859)
    Unearned deferred compensation                                (1,700)           (2,014)
    Treasury stock                                                (7,722)          (17,011)
                                                            ------------      ------------
       Total stockholders' equity                                274,410           307,195
                                                            ------------      ------------
                                                            $    673,555      $    743,539
                                                            ============      ============



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



BELDEN INC.
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CONSOLIDATED INCOME STATEMENTS
(Unaudited)
================================================================================


                                                                      Three Months Ended             Twelve Months Ended
                                                                          December 31,                    December 31,
                                                                   --------------------------      --------------------------
                                                                       2003           2002            2003            2002
                                                                   ----------      ----------      ----------      ----------
(in thousands, except per share data)
Revenues                                                           $  208,592      $  199,070      $  826,521      $  813,348
Cost of sales                                                         181,015         179,045         712,166         690,336
                                                                   ----------      ----------      ----------      ----------
    Gross profit                                                       27,577          20,025         114,355         123,012
Selling, general and administrative expenses                           26,702          27,673         108,462         107,439
Other operating expense                                                89,417          21,621          89,769          21,621
                                                                   ----------      ----------      ----------      ----------
    Operating loss                                                    (88,542)        (29,269)        (83,876)         (6,048)
Interest expense                                                        2,865           3,196          12,299          13,730
                                                                   ----------      ----------      ----------      ----------
    Loss before taxes                                                 (91,407)        (32,465)        (96,175)        (19,778)
Income tax benefit                                                    (32,895)         (7,945)        (35,445)         (3,885)
                                                                   ----------      ----------      ----------      ----------
    Net loss                                                       $  (58,512)     $  (24,520)     $  (60,730)     $  (15,893)
                                                                   ==========      ==========      ==========      ==========
Basic earnings/(loss) per share                                    $    (2.32)     $     (.99)     $    (2.41)     $     (.64)
                                                                   ==========      ==========      ==========      ==========
Diluted earnings/(loss) per share                                  $    (2.32)     $     (.99)     $    (2.41)     $     (.64)
                                                                   ==========      ==========      ==========      ==========

Weighted average number of common shares and equivalents:
    Basic                                                              25,238          24,827          25,158          24,763
    Diluted                                                            25,238          24,827          25,158          24,763



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BELDEN INC.
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SEGMENT INFORMATION
(Unaudited)

================================================================================
(in thousands)


THREE MONTHS ENDED DECEMBER 31, 2003
                                       ELECTRONICS    COMMUNICATIONS      OTHER           TOTAL
                                       -----------    --------------   ----------      ----------
EXTERNAL CUSTOMER REVENUES              $  141,456     $   67,136      $       --      $  208,592
AFFILIATE REVENUES                             973          1,340          (2,313)             --
                                        ----------     ----------      ----------      ----------
TOTAL REVENUES                          $  142,429     $   68,476      $   (2,313)     $  208,592
                                        ==========     ==========      ==========      ==========

OPERATING EARNINGS/(LOSS)               $   10,231     $  (95,581)     $   (3,192)     $  (88,542)
                                        ==========     ==========      ==========      ==========


Three Months Ended December 31, 2002
                                       Electronics    Communications      Other           Total
                                       -----------    --------------    ----------      ----------
External customer revenues              $  142,617      $   56,453      $       --      $  199,070
Affiliate revenues                           2,089             502          (2,591)             --
                                        ----------      ----------      ----------      ----------
Total revenues                          $  144,706      $   56,955      $   (2,591)     $  199,070
                                        ==========      ==========      ==========      ==========
Operating loss                          $  (20,970)     $   (6,149)     $   (2,150)     $  (29,269)
                                        ==========      ==========      ==========      ==========


TWELVE MONTHS ENDED DECEMBER 31, 2003
                                       ELECTRONICS    COMMUNICATIONS     OTHER           TOTAL
                                       -----------    --------------   ----------      ----------
EXTERNAL CUSTOMER REVENUES              $  553,743     $  272,778      $       --      $  826,521
AFFILIATE REVENUES                           7,968          3,123         (11,091)             --
                                        ----------     ----------      ----------      ----------
TOTAL REVENUES                          $  561,711     $  275,901      $  (11,091)     $  826,521
                                        ==========     ==========      ==========      ==========
OPERATING EARNINGS/(LOSS)               $   32,163     $ (104,524)     $  (11,515)     $  (83,876)
                                        ==========     ==========      ==========      ==========


Twelve Months Ended December 31, 2002
                                       Electronics    Communications     Other           Total
                                       -----------    --------------   ----------      ----------
External customer revenues              $  567,126     $  246,222      $       --      $  813,348
Affiliate revenues                           9,937          1,849         (11,786)             --
                                        ----------     ----------      ----------      ----------
Total revenues                          $  577,063     $  248,071      $  (11,786)     $  813,348
                                        ==========     ==========      ==========      ==========
Operating earnings/(loss)               $   11,315     $   (6,857)     $  (10,506)     $   (6,048)
                                        ==========     ==========      ==========      ==========



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